EXHIBIT 99.1

JOINT FILING AGREEMENT

January 12, 2016

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, AMRACE INC., ROBERT DE ROTHSCHILD, MICHAEL A. VARET and RENE-PIERRE AZRIA each hereby agree to the joint filing of this statement on Schedule 13D (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13D filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

Dated: January 12, 2016

Amrace Inc.

By: /s/ Michael A. Varet

Name: Michael A. Varet

Title: President

Robert de Rothschild

/s/ Robert de Rothschild

Michael A. Varet

/s/ Michael A. Varet

Rene-Pierre Azria

/s/ Rene-Pierre Azria